Exhibit 99.21

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately.

MARFRIG GLOBAL FOODS SA

Publicly Held Company

DETAILED FINAL VOTING MAP

EXTRAORDINARY GENERAL MEETING

HELD ON JUNE 18, 2025

São Paulo, June 18, 2025 – Marfrig Global Foods S.A. (“Marfrig” or the “Company”), pursuant to the provisions of the Brazilian Securities and Exchange Commission (“CVM”) Resolution No. 80, dated March 29, 2022, and CVM Resolution No. 81, dated March 29, 2022, as amended, hereby discloses to the public and the market in general the final detailed voting map, as attached hereto, of the Extraordinary General Meeting opened and suspended on this date (“Meeting”), consolidating the votes cast in person, as recorded during the Meeting. The voting map includes the first five digits of the shareholders’ registration number with the Brazilian Individual Taxpayers’ Registry (CPF) or the National Registry of Legal Entities (CNPJ), the votes cast on each matter, and information regarding their shareholding position.

Tang David

Chief Financial Officer and Chief Investor Relations Officer

Marfrig Global Foods S.A.

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IR CONTACTS

Tel: (11) 3796-0000 www.marfrig.com.br/ri e-mail: ri@marfrig.com.br

ANNEX
Final Detailed Voting Map
Ordinary and Extraordinary General Meeting
June 18, 2025 – 11:00 am

Deliberations of the Extraordinary General Meeting
Deliberation Code	Description of the Deliberation
1	The suspension of the Meeting until the new date for holding the BRF Meeting, according to the date to be announced in due course by the Company, due to the CVM's approval of the request to postpone the BRF Extraordinary General Meeting originally called for this date and considering that, under the terms of the protocol and justification for the incorporation of shares, the Company's Meeting and the BRF Meeting must be coordinated in order to occur on the same date.

3

IR CONTACTS

Tel: (11) 3796-0000 www.marfrig.com.br/ri e-mail: ri@marfrig.com.br

CNPJ/CPF - 5 prim. Dig	ON	1
56211	568	ABSTAIN
21407	189,865	ABSTAIN
13416	335,132	ABSTAIN
54314	20.306	ABSTAIN
11184	1.611	ABSTAIN
6323	64,981	ABSTAIN
34803	99,774	ABSTAIN
02887	29,994	ABSTAIN
07096	5,792	ABSTAIN
20147	192,366	ABSTAIN
07686	1.116	ABSTAIN
37347	17,583	ABSTAIN
18138	9,654	ABSTAIN
19388	27,633	ABSTAIN
03370	51,843	ABSTAIN
10263	55,041	ABSTAIN
12984	4,392	ABSTAIN
14416	18,576	ABSTAIN
42332	2.702	ABSTAIN
04751	16,406	ABSTAIN
41867	1,439	ABSTAIN
30419	150,908	ABSTAIN
56704	352	ABSTAIN
18207	64,565,784	APPROVE
10217	59,526,979	APPROVE
08542	496,407,674	APPROVE
10266	870	ABSTAIN

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IR CONTACTS

Tel: (11) 3796-0000 www.marfrig.com.br/ri e-mail: ri@marfrig.com.br